Exhibit 10.3

25 April 2018

Christopher J. Danson

Dear Chris,

Mattersight Corporation. Employment Post Acquisition by NICE Systems, Inc.(“NICE”)

We have an exciting opportunity ahead of us with the acquisition of Mattersight Corporation (the Company) by NICE. Mattersight Corporation has incredible talent and together, we will transform the customer analytics market.

We are writing to confirm your terms of employment following the acquisition. This letter agreement amends the employment agreement between you and the Company dated September 8, 2008, as amended (“Employment Agreement”) and will be effective upon (and subject to) the closing of the acquisition. The terms of the Employment Agreement will remain in full force and effect unless amended by this letter agreement.

a)	The Company will be a subsidiary of NICE
b)	You will be paid salary at the rate of $320,000 USD per annum.
c)

The Bonus provision of the Employment Agreement is replaced by the following: “Management by Objectives (“MBO”): You will be entitled to participate in the annual NICE MBO Plan. This is a bonus plan based on company financials, unit financials, unit KPIs and an individual performance section. Your Annual MBO Target for 2018 is $320,000 USD prorated for the portion of 2018 between the closing and the end of the year.” You will also be paid any bonus awarded by the Pincer board of directors in accordance with your employment agreement and any applicable bonus plan that are in effect before you sign this letter, for work performed in 2018 before the closing, which will be paid in April 2019.

d)	The Stock Options and Restricted Stock you have been awarded will be treated in accordance with the provisions of the Merger Agreement that will be filed with the SEC.
e)	The Severance Benefits and Death and Disability Benefit provisions of the Employment Agreement are amended as follows:
i.

The Severance Health Premium Reimbursements provision of the Employment Agreement is replaced by the following: “You will receive a lump sum severance payment equal to the estimated cost of COBRA coverage for you and your dependents (if any) for a period of twelve (12) months (“Lump Sum Payment”).”

ii.	The Severance Pay, Severance Bonus and Lump Sum Payment will be paid on the first payroll date that is more than sixty days after the effective date of termination.
iii.

The Severance Benefits and Death and Disability Benefit provisions of the Employment Agreement will only apply to a termination without Cause or resignation for Good Reason that occurs before the second anniversary of the closing, and on or after the second anniversary of the closing you will only be eligible for severance payments in accordance with NICE practices and policies in effect at that time.

f)	The Employment Agreement is further amended as follows:

DocuSign Envelope ID: 7006F128-B46D-40BA-992D-AE53F394E49B

i.

Due to the acquisition, we will be aligning Company titles with the NICE titling structure. Taking into consideration your current role and responsibilities, your updated title post-closing is VP R&D, Mattersight. You will report to David Gustafson.

ii.	You agree that if you resign without Good Reason before the one year anniversary of the closing, you will provide at least 90 days advance written notice of such resignation.
iii.

You agree that while you are employed by the Company you will not be employed by, or provide services to or on behalf of, any other business (including your own business), without the prior written approval of the Company.

iv.

It will not violate the non-disparagement provision of the Employment Agreement for either you or Company representatives to make truthful statements to a government or regulatory agency or in any administrative, judicial, mediation or arbitration proceeding.

v.

You agree that the protections of Confidential Information, and the restrictions against competition, providing competitive services and solicitation in Section 9 of the Employment Agreement, will apply to the entire business of NICE Ltd., as conducted through its direct and indirect subsidiaries and affiliates (the “Company Group”), and that these expanded protections and restrictions are reasonable because of the access you will have to the trade secrets and Confidential Information, and the client relationships, of the Company Group. You further agree that the references to “Company” in Section 9 are amended to refer to the “Company Group,” and that references to your employment by the Company Group will mean either the Company or any other member of the Company Group that employs you.

vi.

By signing this letter agreement, you consent to all of the changes to your Employment Agreement. You and the Company acknowledge and agree that the Employment Agreement, as amended by this letter agreement, is binding on you and the Company as of and after the closing, and that these amendments do not constitute Good Reason (as defined in the Employment Agreement) for you to resign from employment, provided, however, nothing in this letter affects whether or not you may resign for Good Reason pursuant to the Employment Agreement as a result of the change in your title described in clause f(i) of this letter.

Your employment will remain on an “at-will” basis, which means either you or the Company may terminate your employment at any time and for any reason, except as provided in Section h(ii) of this letter. All payments to you are subject to all applicable tax deductions and withholdings.

We are confident that your experience and commitment will greatly contribute to the successful integration of the Company and the continued growth and development of NICE in the future. We look forward to working together.

Yours sincerely

Yaron Hertz	David Gustafson
President, NICE Americas	Chief Operating Officer
NICE Systems, Inc.	Mattersight Corporation

i.

Due to the acquisition, we will be aligning Company titles with the NICE titling structure. Taking into consideration your current role and responsibilities, your updated title post-closing is VP R&D, Mattersight. You will report to David Gustafson.

ii.	You agree that if you resign without Good Reason before the one year anniversary of the closing, you will provide at least 90 days advance written notice of such resignation.
iii.

You agree that while you are employed by the Company you will not be employed by, or provide services to or on behalf of, any other business (including your own business), without the prior written approval of the Company.

iv.

It will not violate the non‐disparagement provision of the Employment Agreement for either you or Company representatives to make truthful statements to a government or regulatory agency or in any administrative, judicial, mediation or arbitration proceeding.

v.

You agree that the protections of Confidential Information, and the restrictions against competition, providing competitive services and solicitation in Section 9 of the Employment Agreement, will apply to the entire business of NICE Ltd., as conducted through its direct and indirect subsidiaries and affiliates (the “Company Group”), and that these expanded protections and restrictions are reasonable because of the access you will have to the trade secrets and Confidential Information, and the client relationships, of the Company Group. You further agree that the references to “Company” in Section 9 are amended to refer to the “Company Group,” and that references to your employment by the Company Group will mean either the Company or any other member of the Company Group that employs you.

vi.

By signing this letter agreement, you consent to all of the changes to your Employment Agreement. You and the Company acknowledge and agree that the Employment Agreement, as amended by this letter agreement, is binding on you and the Company as of and after the closing, and that these amendments do not constitute Good Reason (as defined in the Employment Agreement) for you to resign from employment, provided, however, nothing in this letter affects whether or not you may resign for Good Reason pursuant to the Employment Agreement as a result of the change in your title described in clause f(i) of this letter.

Your employment will remain on an “at‐will” basis, which means either you or the Company may terminate your employment at any time and for any reason, except as provided in Section h(ii) of this letter. All payments to you are subject to all applicable tax deductions and withholdings.

We are confident that your experience and commitment will greatly contribute to the successful integration of the Company and the continued growth and development of NICE in the future. We look forward to working together.

Yours sincerely

/s/ Yaron Hertz	/s/ David Gustafson
Yaron Hertz	David Gustafson
President, NICE Americas	Chief Operating Officer
NICE Systems, Inc.	Mattersight Corporation

Acceptance

I understand and accept the terms of this letter as stated.

/s/ Christopher Danson	April 25, 2018
Signature	Date